Exhibit 99


December 29, 1998                       Contact:     Robert Butter, Media
                                                     412/553-5911

                                                     Robert Atkinson, Analysts
                                                     412/553-5768


Equitable Resources Targets $20 Million in Cost Savings


PITTSBURGH - Equitable Resources (NYSE: EQT) today announced that it expects to reduce annual operating expenses by approximately $20 million as a result of the implementation of previously announced cost savings measures, reduced interest charges, and lower depreciation and depletion expense. The company said it will record a one-time, pre-tax charge of approximately $60 million in the fourth quarter to account for severance and other costs associated with staff reductions, other restructuring charges, and the early extinguishment of debt. In addition, Equitable will record a one-time, non-cash expense of approximately $60 million, primarily for the writedown of selected natural gas and oil properties located in the Gulf region. This writedown recognizes the lower value for those properties as a result of depressed wellhead prices for oil and natural gas and dry hole costs. In total, the company will record approximately $120 million in charges related to restructuring, asset impairment, and other nonrecurring charges. Included in this number is $13 million ($8 million after-tax) for the early extinguishment of certain higher cost long-term debt, which will be accounted for as an extraordinary item.

The cost savings measures were initiated by the company as part of a program to realize a more competitive cost structure in all of its core businesses. To help reduce overhead costs, the company has transferred a number of activities formerly conducted at the corporate level to the business units, reduced corporate staff positions, and streamlined management information systems throughout the corporation.

Equitable Utilities is reducing its staffing level to achieve a more competitive cost structure in its distribution and interstate pipeline operations, while improving efficiency and maintaining system reliability and safety.

The company has also realigned the management of its production (E&P) business under the new name, Equitable Production. Equitable Production - East Region will manage the Appalachian-area E&P, natural gas gathering, and liquids processing operations. Equitable Production - Gulf Region is responsible for all E&P activities in the offshore Gulf of Mexico.

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Equitable  Resources has combined all non-regulated  marketing  activities under
Equitable Services. This combination brings together the commodity marketing services provided by Equitable Energy and the total energy management services offered by NORESCO. The change will allow the company to more effectively deliver these services to its customers. Equitable Services is reducing its operating expense and overhead with the closing and combining of a number of smaller offices and a reduction in staff.

The company said it expects its total number of employees will be fewer than 1,600 by the first of the year, a 20 percent reduction compared to mid-year 1998.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production, natural gas transmission and distribution and energy services marketing in the northeastern section of the United States. The Company also has exploration and production interests in the Gulf of Mexico and energy service management projects in selected U.S. and international markets.

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NOTE:  This news release  contains  forward-looking  statements  related to such matters as financial performance, business prospects and operational matters. The company notes that a variety of factors could cause the actual results to differ materially from anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the company business include, but are not limited to, the following: weather conditions, the pace of deregulation of retail natural gas and electricity markets, the timing and extent of changes in commodity prices for gas and oil, changes in interest rates, the timing and extent of the company's success in acquiring gas and oil properties and in discovering, developing and producing reserves, the inability of the company or others to remediate Year 2000 concerns in a timely fashion,
delays  in  obtaining  necessary   governmental  approvals  and  the  impact  of
competitive factors on profit margins in various markets in which the company competes.